Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333 – 147138) and related Prospectus of Omega Navigation Enterprises Inc., and to the incorporation by reference therein of our report dated April 18, 2007, with respect to the consolidated financial statements of Omega Navigation Enterprises Inc. included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

/s/ Ernst & Young

Athens, Greece
December 24, 2007